4.16

                       ACKNOWLEDGEMENT TO PAY ERIC HOPKINS

This document is to validate that BioGentech Corp. owes me funds in return for services that have been previously provided on a consulting basis.

I provided financial consulting services to BioGentech.

As of this date, the outstanding balance due for my services rendered is $16,016.00.


By:      /s/ Eric Hopkins
         -------------------------------------

Name:    Eric Hopkins

Date:    4/7/04
         -----------------


Acknowledged and accepted by BioGentech Corp.

By:      /s/  Chas Radovich
         -------------------------------------
         Chas Radovich, President

Date:    4/7/04
         ------------------